Exhibit 99.1

NEWS RELEASE

CONTACTS:	Investors:
Lisa DeFrancesco (862) 261-7152 Media: Charlie Mayr (862) 261-8030 David Belian (862) 261-8141

Actavis Extends Exclusive Agreement to Distribute Authorized Generic Concerta®

DUBLIN, IRELAND – May 15, 2014 – Actavis plc (NYSE: ACT) today announced that it has reached an agreement with Janssen Pharmaceuticals, Inc. (JPI) to continue supplying the authorized generic version of JPI’s Concerta® (methylphenidate hydrochloride extended-release tablets).

Under the terms of the extended exclusive supply and distribution agreement — which was first agreed to by the companies in November 2010 and due to expire on December 31, 2014 — JPI will continue to manufacture and supply Actavis with all dosage strengths of the authorized generic product, and Actavis will continue to market and distribute the product in the United States. JPI will receive 50 percent of the net sales from Actavis’ product. The extended agreement runs until December 31, 2017.

During the term of the agreement, Actavis may continue to pursue U.S. Food and Drug Administration approval of its abbreviated new drug application (ANDA) for a generic version of Concerta® and may launch its own ANDA product at the conclusion of the exclusive supply agreement. Other terms of the agreement have not been disclosed.

Concerta® is approved for the treatment of attention deficit hyperactivity disorder (ADHD) in children ages 6 to 17 and in adults 18 to 65, as part of a total treatment program that may include counseling or other therapies. For the 12 months ending February 28, 2014, Concerta® had total U.S. brand and generic sales of approximately $1.4 billion, according to IMS Health data.

About Actavis

Actavis plc (NYSE: ACT) is a global, integrated specialty pharmaceutical company focused on developing, manufacturing and distributing generic, brand and biosimilar products. Actavis has global headquarters in Dublin, Ireland and U.S. administrative headquarters in Parsippany, New Jersey, USA.

Actavis develops and manufactures generic, brand, branded generic, legacy brands and Over-the-Counter (OTC) pharmaceutical products and has commercial operations in approximately 60 countries. The Company’s North American branded pharmaceuticals business is focused principally in the Women’s Health, Urology, Gastroenterology and Dermatology therapeutic categories with a strong pipeline of products in various stages of development. Actavis also has a portfolio of five biosimilar products in development in Women’s Health and Oncology. Actavis Global Operations has more than 30 manufacturing and distribution facilities around the world, and includes Anda, Inc., a U.S. pharmaceutical product distributor.

For press release and other company information, visit Actavis’ Web site at http://www.actavis.com.

Forward-Looking Statement

Statements contained in this press release that refer to non-historical facts are forward-looking statements that reflect Actavis’ current perspective of existing information as of the date of this release. It is important to note that Actavis’ goals and expectations are not predictions of actual performance. Actual results may differ materially from Actavis’ current expectations depending upon a number of factors, risks and uncertainties affecting Actavis’ business. These factors include, among others, the impact of competitive products and pricing; the timing and success of product launches; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with FDA and other governmental regulations applicable to Actavis and its third party manufacturers’ facilities, products and/or businesses; risks associated with potential claims that Actavis’ products infringe third party patents or other intellectual property rights; changes in the laws and regulations, including Medicare and Medicaid, affecting among other things, pricing and reimbursement of pharmaceutical products; and such other risks and uncertainties detailed in Actavis’ periodic public filings with the Securities and Exchange Commission, including but not limited to Actavis plc’s Annual Report on Form 10-K for the period ended December 31, 2013, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2014. Except as expressly required by law, Actavis disclaims any intent or obligation to update these forward-looking statements.

Concerta® is a registered trademark of ALZA Corporation.